Exhibit 99.1

Operator
Good morning ladies and gentlemen thank you for standing by and welcome to the Taleo Corporation’s Fourth Quarter 2005 Earnings Conference Call.
[OPERATOR INSTRUCTIONS]
I would like to remind everyone that today’s conference is being recorded, and would now like to turn the conference over to Divesh Sisodraker, Chief Financial Officer of Taleo Corporation. Please go ahead.

Divesh Sisodraker - Taleo Corporation — CFO
Hello, thanks Amanda. Hello, good morning everyone and thank you for joining us today to review our fourth quarter 2005 results. This is Divesh Sisodraker, Chief Financial Officer and with me on the all today is Michael Gregoire, President and Chief Executive Officer.
Mike and I have prepared remarks and then we will open up the call to a question-and-answer session. Please note that our remarks today contain forward-looking statements. These statements include, but are not limited to statements related to future financial performance, customer demand for our products and general market conditions. These statements are based solely on information to Taleo as of the date of this call. Our current expectations, forecasts and assumptions and are subject to a number of risks and uncertainties that can cause the actual results to differ materially from those anticipated by these forward-looking statements. Please refer to our SEC filings including Item 1A of our Annual Report on Form 10-K for more information on these risks and uncertainties and on the limitations that apply to our forward-looking statements.
These forward-looking statements should not be relied upon as representing Taleo’s views as of any subsequent date and Taleo undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the dates that they were made.
In addition, during this afternoon’s discussion, this morning’s discussions, we will be using GAAP and non-GAAP numbers. Our GAAP numbers and the reconciliation of our non-GAAP numbers to our GAAP numbers are contained in our Q4 earnings press release that has been distributed to the newswires and will be available on our web site at www.taleo.com.
In addition, please note that a web cast of today’s call will be available in the Investor Relations section of our web site. We apologize for the delay in getting the numbers to the wire this morning. Given the delays in scheduling this call we’ve been working diligently through the night and weekend to get the numbers out as quickly as possible and the numbers should be live on the wire in just a few minutes.
With that I would like to turn the call over to Mike so that he can provide some color on our results and an update on our strategies to address the market opportunities in front of us. And then I’ll come back on the call later to provide some further details regarding our results, our restatement and our 2005 audit process.
With that I would now turn the call back — over to Michael Gregoire, President and CEO.

Michael Gregoire - Taleo Corporation — President, CEO
Thank you Divesh. Good morning and thank you for joining us today for our 2005, Q4 earnings call.
We have just successfully completed a 2005 audit, our first annual audit as a public company. As you are aware the audit took us longer than we anticipated, but I feel confident that the rigorous and thorough approach that we just completed is in the best interest of our shareholders.
The combination of the extensive audit process, along with the implementation of our new ERP system, and continued changes in our finance department, give me confidence that our financials are accurate and can be done in a more timely fashion in the future. I thank you for your support and patience.

Let’s now turn over to our results. We are very pleased with the company’s performance during the 2005 quarter. We delivered strong top-line revenues that exceeded our expectations and we continue to see strong demand in adoption for our solutions across all customer segments.
Taleo pioneered the on-demand talent management market and during the fourth quarter we further strengthened our brand and position as the recognized market leader in talent management solutions. Overall the awareness of talent management is increasing and we are benefiting because of our proven track record of customer success at many of the world’s largest enterprises which has established Taleo as the best breed of choice in the industry. Our momentum is strong and we are excited about our outlook for 2006.
As Divesh will comment on, our revenue backlog has increased, our visibility is strong and as a result we are increasing our revenue guidance. Equally as important, as from a long-term prospective, this quarter we’re releasing a major new version of our enterprise offering which United Airlines is already using in production along with two new products, Taleo Onboarding and Taleo Analytics.
Also, we recently announced the exciting new Taleo branded background and identity verification solution which we are delivering with a partner that enters us into the background screening markets.
We are well positioned in what we believe are the early stages of a very large market opportunity and it is our mission to be the ultimate winner.
Now, lets turn to the results. Total revenue for Q4 came in at slightly over $21 million representing a record revenue level in growth of 39% on a year-over-year basis. Most important, our recurring application subscription revenue came in at $17.2 million an increase of 36% on a year-over-year basis and 8% sequentially.
On a full year basis we again grew our revenue in excess of over 30% annually gaining share in the market that analysts predict to be growing at about 20%. We invested aggressively in our technology architecture and on-demand infrastructure during 2005 however, we were still able to increase our non-GAAP operating margin from -12% to +2% from 2004 to 2005. This is a positive 10% swing in margin contribution.
We are committed to expanding our profitabilty margins in 2006 while simultaneously investing in the business to ensure we maintain and extend our leadership position and capitalize on the tremendous opportunity in front of us.
There are many market conditions fueling the demand for talent management and these factors will be strong growth drivers for Taleo in the years ahead. There is a looming work force shortage on the horizon. The aging baby-boomer workforce has millions of workers that will retire at the end of this decade.
The U.S. Bureau of Labor Statistics predicts a 10 million worker shortfall by 2010. Moreover, 500 of the top U.S. companies expect to lose 50% of their senior management in the next five years, yet 40% of these companies have no formal leadership succession plan in place.
Organizations are finding themselves in a war to attract and retain talent due to the shrinking workforce combined with low global unemployment rates. As a result leading organizations are investing in talent management solutions to meet these challenges. They are replacing first-generation technology tools that aren’t meeting their current and future talent management and corporate growth plans. As they recognize how a comprehensive talent management strategy is the key to optimal business performance.
Organizations are recognizing the need to employ affective talent management strategies and technologies to gain competitive advantage in the battle for the best and the brightest. They are accelerating their ability to attract, higher, develop and retain top talent. In fact, organizations with automatic talent management processes realize measurable business performance improvements. To this point, in a recent independent study conducted by Cedar Crestone, we learned that our customers on average were benefiting from a 27% reduction in the time to hire, a 30% reduction in the cost to hire and measurable improvements of the quality of hire.
Time-and-time-again we hear examples of significant performance improvements from our customers. For example, Blockbuster received a $7 million return on investment in the first year alone. And Dow Chemical estimates saving $89 million over a five year period. These are billion-dollar companies cutting millions of dollars of expense.
Hundreds of these companies are demonstrating the direct correlation between talent management investments and driving improved business performance. It is ROIs such as these that is the driving demand for Taleo’s solutions. In Q4, 2005 we added 73 new customers, a record number for the company. We nearly tripled our total number of customers in 2005 ending the year with over 420 customers. This growth came from all market segments including large enterprises, small and medium businesses and across our key verticals.

In the Enterprise Management segment we now serve 28 of the Fortune 100 and 80 of the Fortune 1,000. During the December quarter we added industry leaders including BMP Paribas, MBNA, Public Storage, Dollar General Corp., Eagle Global Logistics, Weatherford International, University of Toronto, AstraZeneca, Abitibi Consolidated and Seagate Technology, to our roster of enterprise customers.
Our leadership at the high-end of the market is unquestioned and it is this particularly significant in the early stages of our market because it provides the confidence for other customers to follow in the same direction as the early adopters.
In addition, in 2005 we added the SMB market to our acquisition of recruit force. The demand and success we have garnered for Taleo business addition in this segment has been phenomenal. Since our acquisition of recruitforce.com, last spring, we have added more than 175 new customers in 2005
Furthermore, Taleo is the only talent management vendor that is strong in both the recruitment of permanent workers as well as contingent workers. During 2005 the amount of temporary and contract labor spend managed by Taleo’s contingent increased 30% to more than 1.3 billion since its inception. This increase is in line with the economic predictions that companies are spending more money on temporary labor.
In Q3 of 2005 we launched Taleo Contingent 7 and we are excited by the interest we are seeing from customers in this area and we believe this will be a significant, long-term growth opportunity for our business.
The breadth and depth of our solutions has helped establish Taleo as a leader across the financial services, retail, manufacturing, high technology and health care verticals. Our intense focus on customer success and our proven ability to deliver strong business results continued to drive the 90% renewal rates and customer satisfaction rating in excess of 97%.
Not only did we have a record number of customers during the quarter, but our volume of activity and usage has increased dramatically as well.
Here is the state of Taleo in numbers which demonstrates one thing, we are running one of the world’s largest, most scalable, on demand environments. To date we have processed more than 35.5 million candidates. In 2005 alone we had an increase of 78% over 2004. We enabled more than 578,000 hires in 2005. And we are currently serving more than 527,000 registered users, that’s up from 500,000 just last quarter.
Not only are we the leading talent management — not only are we leading the talent management market, we are also leading the on demand software market as well. Our solution has proved to be the most reliable and scalable in the market. We have processed over six billion transactions to date with 2.6 billion of those transactions processed in 2005 alone. All while maintaining a 99.9% up time.
Furthermore, we are able to get our customers up and running quickly and successfully. We average only eight weeks to deploy our solution in large enterprises. One hundred percent of our customers are currently running on the most recent release of our solutions. We’ve had zero sales implementations.
Our on demand leadership translates into a lower total cost of ownership and a lower risk solution for our customers.
Turning to distribution, in the addition of our direct sales efforts we are also increasing momentum in the HRO channel. Alexander Mann, ADP, Hewitt and Accenture have partnered with Taleo and we are often the talent process vendor of choice for these leading HRO providers.
In Q3 we signed a strategic partnership with Convergys and in Q4 we quickly closed an enterprise contract for Dupont together. In 2005 we launched new versions of Taleo Contingent and Taleo Business Edition. We also built out a detailed product road map for the coming 24 months and are working to continue to innovate and extend our product offering.
This quarter, as mentioned earlier, we will deliver Taleo 7 which includes major new releases for both the enterprise and SMB product lines.
Also last month, we launched Taleo Verify which provides pre and post-hire background and identity verification services. This is a particularly exciting development because it is a low cost, low-risk way for Taleo to enter a new market and is a logical extension of our solution providing new services to support the massive number of hires that are processed through Taleo. This process is powered by a technology partner, Verified Person and is an example of how we are creating leverage in our business model and infrastructure to capture more wallet share from our customers by bundling and introducing services and solutions that are complimentary to our core talent management product line.

2005 was an instrumental year for Taleo as we continued to expand our global operations. Our solutions are deployed in 100 countries, that’s up from 87 in 2004, and 15 languages. Our global leadership strength is reflected in the number of customers who are deployed in more than one country. More than 57% of our customers are deployed globally.
In summary, 2005 was a pivotal year for Taleo. We put a solid foundation in place from which we can continue to build our leadership position including a global management team that is experienced in building and managing a high-growth software business. Our IPO provided the capital to strategically expand our business. We made significant investments in our on-demand infrastructure and product offerings to support our large and growing user base.
Our international expansion will extend our leadership into these very important markets and the demand for talent management solutions in Taleos in very strong.
From a financial perspective, our back log and visibility have increased. We are increasing our top line expectations and we are continuing to invest in the exciting areas that positioned us well to drive long and well — a strong long-term growth.
I will now turn the call over to Divesh to discuss our financial performance in more details. Divesh?

Divesh Sisodraker - Taleo Corporation — CFO
Great, thank you Mike. I’m going to get into our fourth quarter and full year 2005 results in a moment, but before I do let me say a few words about our recent audit and restatement process.
Although the timeframe was longer than we had originally anticipated I am pleased at the scope of the work that we completed as well as the outcome. Over the past year we have substantially upgraded the entire finance team and function at Taleo.
When we went public we disclosed that there was still improvement to be made and during the past several months we undertook an exhaustive process that included literally thousands of hours of work to mitigate the risk surrounding have another restatement in the future. This included a very expensive 2005 audit process conducted by our independent, registered, public accounting firm, a big-four firm.
We identified risk areas in our financial statements and undertook additional work to make sure our information was accurately reporting. Some examples of the extra work we completed included the following. Since our restatement areas historically have originated as a result of our complex capital structure. We revisited our equity accounting to ensure that our current and historical balances around equity were all booked and reported correctly.
We recreated our fixed-asset sub ledger on an invoice-by-invoice basis from the inception of the company to ensure that we had accurately recorded fixed assets and deprecation. As noted in our Form 10-K we did discover some minor errors related there too.
And as part of our implementation and testing of our new revenue accounting system we recalculated applications revenue for the last five years to ensure that they were accurately reported. Given the scope of the work that we completed we’re pleased that the only incremental errors we uncovered were non-material items related to accounting for fixed assets.
While it’s unfortunate that this caused our Form 10-K filing to be late, we hope that investors appreciate the scope and depth of work that we completed to put the restatement related issues behind us. We believe that the process we undertook was in the best long-term interest of shareholders.
And finally, I would like to reiterate Mike’s opening comments and thank you and all of our investors for your patience as we work through these issues.
Now let me turn to the business and say very simply that we are pleased with our business momentum and our performance for the last quarter and 2005.
ON the theme ‘06 momentum I would like to highlight some accomplishments. For the full year of 2005 we grew our applications revenue by 36% and grew total revenue by 39%. In 2005 we made huge strides in improving our profitability. We improved our non-GAAP income to a positive $2.7 million and that’s a dramatic improvement from the loss of $4.6 million that we experienced in the prior year.

We added 41 new Taleo enterprise customers for the year. This is an increase of 52% compared to the number that we added in 2004. We’ve honed our business model and go-to-market approach for the mid-market adding 147 Taleo Business Edition customer since we closed our acquisition of Recruit Force. And we have made continuous strides in improving our visibility and increasing our backlog.
Now let me get into specifics about our fourth quarter. Our total revenues for the fourth quarter were just over $21 million. This represented year-on-year growth of 39%. Our recurring applications revenue for the fourth quarter was $17.2 million. This represents year-on-year growth of 36% and quarter-on-quarter growth of 8%.
We increased our new customer account in the fourth quarter by adding 73 new customers. IN the fourth quarter we added three deals with over $250,000 in annual recurring revenues. These figures reflect large customer wins, not up sells and they demonstrate our continuing strength in the enterprise market place. For the full year 2005 we added ten customers generating over $250,000 each in annual recurring revenues.
With respect to geographic performance, we generated about 95% of our revenue from North America with the balance coming from international markets. Our services revenue for the quarter was $3.8 million which represents year-on-year growth of about 60%.
Again, we had a good portfolio diversification across our customer base, no single customer represented more than 10% of total revenue for either the quarter or for the 12-months ended December.
Our non-GAAP blended gross margin for the fourth quarter was 66%, this compares to the 61% achieved in the same period last year. Our long-term target for this metric is 70% and as a reminder, our non-GAAP gross margin is equal to our GAAP gross margin adjusted for the amortization of acquired intangibles.
Turning now to operating costs our sales and marketing costs were on plan for the higher levels of revenue that we reported. And as far as product costs were concerned, we increased our spending during the quarter to capitalize on what saw as growing momentum underlying our business.
Non-GAAP operating income for the fourth quarter was about $0.4 million and as you will recall from the last quarter we repaid our indebtedness to Goldman Sachs after closing our IPO in October. In the third quarter we recorded the majority of expenses related to early payment penalties. In the fourth quarter we wrote off the balance of deferred financing costs associated with this loan in the amount of $695,000.
Our net income for the quarter on a GAAP basis was $0.3 million or $0.00 per share, this compares to a net loss of $2 million for the prior year. On a non-GAAP basis we achieved net income of $1.3 million or $0.5 on a fully diluted basis. This compares to a non-GAAP net loss of about $1.8 million in the prior year.
In terms of head count we closed the quarter with 512 employees down from 541 staff that we had in the year ago period and down slightly from September when we closed the quarter at 523 staff.
We ended the quarter with 31 quota-carrying sales reps globally. In addition, we had 11 tele-business reps. And while we’ve been adding new sales head count over that past few months, particularly in the international regions, as we communicated, our primary near-term effort is continuing to be on focusing on improved productivity of our sales efforts.
Turning to the balance sheet our total cash including short term and long term restricted cash at the end of the quarter was $61.4 million. Our DSOs adjusted for changes in deferred revenue were at 67 days. Our target for this adjusted metric is 55 to 65 days and we beleive that we will start to trend toward the lower end of this range as we improve our billing process with the implementation of our new revenue accounting and billing software.
In terms of fully diluted share count under the treasury stock method our fully diluted share count was about 24.7 million shares for the quarter. Deferred revenue came in at about $11 million that was a slight up tick from the prior quarter and as far as back log is concerned pleased to report that our contract back log was in excess of $100 million at the end of the quarter. This compares to $90 million in the prior quarter. And it’s important to note here that our back log metric does not assume any renewals, it’s simply the revenue that is contractually committed by our existing customer base.

The second component of our backlog, our transactional backlog was in excess of $25 million at the end of December. So in total our combined applications revenue backlog was in excess of $125 million at the end of December giving us tremendous visibility into future applications revenue.
Given that we have now completed the first quarter, rather than providing guidance we will be providing revenue estimates for the quarter. So for the first quarter, the quarter ended March 2006 we expect total revenues to be in the range of 21.8 to about $22 million. This translates into year-on-year growth of about 20%. We expect applications revenue to be a little over $18 million for the first quarter. This represents year-on-year go of about 21% and an increase of almost $1 million from the prior sequential quarter.
We are still in the process of closing the books for last quarter, we’re not in a position to provide detailed earnings guidance today. However, we can say that we do expect to maintain our profitable operations, notwithstanding the costs associated with our audit and with our restatement.
As far as 2006 is concerned, based on current visibility, we are currently projecting revenues in the range of 95 to $97 million for 2006. This is an increase from the 93 to $95 million that we provided in our last earnings call, which in itself was an increase from our pre-IPO forecasts. This level of revenue represents year-on-year growth of about 22%.
Assuming that we maintain the same revenue mix between applications and services, that we had in 2005, our visibility into our applications revenue based on our December backlog for 2006 was almost 80%. We are expecting full year non-GAAP operating margins to be in the 3 to 4% range on our level of revenue. This compares to our prior guidance of 4 to 6%. And specifically we are expecting to increase spending in a couple of various—to capitalize on our business momentum.
Relative to the earlier guidance we will spend an additional $2 million in the year, in product development, to build additional applications, platform capabilities and to increase our application efficiency in order to driver higher future gross margins. And relative to earlier guidance we will be spending an extra, roughly $1.5 million for the year related to our audit and restatement process, acceleration of our remediation efforts around material weaknesses in financial reporting and acceleration of the transfer of our more complicated finance functions to headquarters in the San Francisco Bay area from Quebec City, Canada.
Longer term we still feel very bullish about our abilities to increase our operating margins to our 20% target range. In terms of EPS forecast for the full year, assuming interest rates of about 4% on an average cash balance of $60 million, and tax rates of 2 to 4% for the full year, primarily driven by cash tax exposure in international jurisdictions, we expect to earn normalized EPS of about 20 to $0.22 for 2006 which is a significant growth from 2005. And of course we will update this guidance on a quarterly basis as business conditions and business activity dictate.
During our regular Q1 call we will be providing Q2 guidance and we will update the annual guidance as appropriate.
With that I would like to turn the call back over to Mike to summarize.

Michael Gregoire - Taleo Corporation — President, CEO
Thank you Divesh. In summary, we have a great infrastructure with unparalleled up time and demonstrated expandability on both a global basis and a business model basis via initiatives like our introductions in Taleo background screening.
We’ve had solid revenue growth of 39% quarter-over-quarter. We continue innovate with the release of Taleo 7 and two new products that we will sell into the existing customer base as well as net new customers on a global basis.
Taleo continues to resonate and be significant with our customers. We have the highest customer satisfaction at 97%. We have high renewals at over 90% and customer acquisition in the last quarter was a record. Ability to execute on acquisitions such as our Recruit Force acquisition is starting to show through with 175 net new customers during the course of the year.
We walk out of 2005 and into Q1 feeling very confident. We feel that the business is running extremely well.
With that I’ll turn it over to the operator so we can take some questions.
QUESTION AND ANSWER

Operator
Thank you
[OPERATOR INSTRUCTIONS]
Our first question will come from Nate Swanson with Think Equity.

Nate Swanson - ThinkEquity Partners — Analyst
Hello guys. I was wondering if you could talk about trends in terms of pricing both in terms of new deals and contracts that were coming up for renewal. What do you see in there in terms of both pricing, length of terms and also competitive dynamics?

Michael Gregoire - Taleo Corporation — President, CEO
I’ll start with renewals. We’ve seen renewals stay pretty much flat. This is the whole idea of why we have to continue to add new features and functions into the application. For example adding—we added a lot of encryption technology which is a net new feature that is being demanded by some countries and some States.
A lot of competitors haven’t been able to get that level of security and that level of encryption. So by continuing to invest in the product we’re able to hold the line on the renewal subscriptions, we feel pretty confident about that.
With respect to pricing pressure, it’s very fragmented. A lot of our competition is with privately-held companies that don’t have a global reach and they’ll pick a segment that they want to be very aggressive in and we’ll have to compete very aggressively in that particular space. But as we try to get into the Fortune 500 where we show our references we show our encryption, we show our infrastructure, we show our track record and we have them walk through our data center, take a look at our up time, we feel very comfortable that we compete very well in that segment.

Divesh Sisodraker - Taleo Corporation — CFO
Nate, this is Divesh, probably the best financial indicator of what’s going on in the renewal market is the fact that our rates continue to be in excess of 90%, as Mike indicated earlier during the call. So that’s been the metric that’s been rock solid for us over the past few years and we haven’t’ seen any degradation there.

Nate Swanson - ThinkEquity Partners — Analyst
Okay. And when you talk about renewal rates are you talking number of customers or revenue under contract?

Divesh Sisodraker - Taleo Corporation — CFO
Yes, we define renewal rate as dollars renewed divided by dollars available to be renewed.

Nate Swanson - ThinkEquity Partners — Analyst
Okay great. And then when a contract typically comes up for renewal how often is it competitive? You talk about some of the smaller pure plays in this space, how often is it competitive versus is it really just and examination of the value delivered and the terms of the deal?

Michael Gregoire - Taleo Corporation — President, CEO

I’d say right now about 25% of the time it becomes competitive.

Nate Swanson - ThinkEquity Partners — Analyst
Okay, great. And then just finally in terms of the backlog. How do you think that will trend during the year, do you expect any sort of seasonality, is Q4 typically a strong backlog quarter and will trend down maybe in the first half or would you hope that it would be more linear?

Divesh Sisodraker - Taleo Corporation — CFO
Nate, if you think about our business activity in terms of how we get new clients, our business activity is fairly strong in the second quarter and fairly strong in the fourth quarter. Second quarter with respect to the way that our sales year works and fourth quarter with respect to traditional seasonality in our business.
We do not expect our backlog to go down we expect to continue to grow it. As I’ve indicated in the past our backlog is really designed to give investors comfort around the quality of our guidance. And while we don’t expect to increase that number every quarter we expect it to trend higher over the longer term.

Nate Swanson - ThinkEquity Partners — Analyst
Okay, great, thanks.

Divesh Sisodraker - Taleo Corporation — CFO
Thank you.

Operator
Our next question comes from Mark [Ruddick], Pacific Growth Equity.

Mark Ruddick - Pacific Growth Equity — Analyst
Thank you. Congratulations on getting a lot of work done Divesh and Mike, on continuing to drive the quarter forward. Wanted to talk to you guys about where you are at in terms of some of the new things that you are looking at. I saw that you filed that you are putting in a new headquarters. Mike can you talk about just directionally some of the things that you are doing in terms of where you are taking the business?

Michael Gregoire - Taleo Corporation — President, CEO
Sure. I mean that’s a pretty open-ended question. I’ll try to hit a few of the highlights. I’ll start with what I think is the most important is the products. We are making big investments in the product in a number of different domains. Primarily in extending our global reach, we’ll have—we’ll be up to 17 or so languages before the end of the year.
I just came back from China I spent a week in China. We currently have China on the front end we’re looking at putting some Chinese functions in the back end.
We’re also doing some work in India which is pretty exciting, so continuing to stretch the company globally is definitely part of the solution.
Secondly is our infrastructure. Customers buy Taleo because it’s reliable and solid. We’ve went and examined all of our server technology, all of our—the way our products work together. And also how we integrate, once again, Taleo is the best integrated solution to big ERP backbones. Continue to make that robust and reliable it makes us extremely attractive in the up market.

We’ve also seen a lot of traction in the SMB market. The SMB market with our Taleo Business Edition was something that we knew there was a big market, and we knew that we had a great product, but I was very surprised and encouraged over the course of the year to get 175 net new customers.
The other area is the whole idea of infrastructure to run a company. We are very careful about our costs, but we are climbing all over each other here in San Francisco and we are going to move to a new facility in a lower cost location here, just outside San Francisco. We’re going to move from 12,000 feet to 35,000 feet. We’re going to have customer business center so we have a proper place to demonstrate our products and we can host multiple customers at one time.
Right now when we have two or three customers in a sales cycle it’s very difficult for us to host that many customers and give them the kind of presentation and the kind of demonstration of our products that we want to. So we feel very comfortable of getting into that place. We’re also going to have a huge Taleo sign on one of the most busiest highways in Northern California which we think will, once again, lead to the imagery and the fact that we are a large, significant technology company.
On the infrastructure point of view we’re installing new ERP system that will go live at the end of Q3. That’s going to have an all new general ledger, accounts payable, accounts receivable, new HR system. So making all of the investments that a large software company would make in it’s self to make sure it runs efficiently and effectively.
We’ve upgraded our phone system, we put in a whole new phone system backbone and when we move to the new office we’re going to have the—instead of being the cobbler’s children where we put in an extremely robust networks for our customers we have a very fast internal network as well.
This was all done with the margin projections that Divesh put out earlier this year and we feel very confident that these investments will help us be more efficient, more productive and more reliable.

Mark Ruddick - Pacific Growth Equity — Analyst
Okay, can I just drill into this one thing there. You talk about the infrastructure investment. Is that to gain some new capabilities, do you think that you can become more efficient over time and that we’ll actually—the investment we’ll see this year will actually pay dividends and more rapidly expanding margins in the future?

Divesh Sisodraker - Taleo Corporation — CFO
Mark, this is Divesh, I’ll answer part of the question and I’ll turn it back over to Mike. As you know we have a couple of data centers, one in New York, one in San Jose and given the growth that we’ve experienced over the past year, really, we found ourselves completely out of space in both of our data centers. So we will be adding additional data center capacity in both of those locations in order to account for increased growth in North America as well as a higher projected growth in Europe for our New York data center and then the Asia-Pac region for the San Jose data center.
In addition we have been making some infrastructure upgrades that I’ll let Mike talk about, and from a product perspective part of the investment that we’re making, the incremental investment that we’re making in 2006, in the product area is around increasing the modularity of our application suite in order to drive higher gross margins down the line.
Mike do you want to talk about the infrastructure?

Michael Gregoire - Taleo Corporation — President, CEO
Basically Mark, what we looked at is how much capacity do we currently have and how much capacity do we currently need. And we took a look at that algorithm and one of the things we absolutely have to make sure is Taleo is up and running all day every day so in order to do that we had to procure some more servers. We also took a look at our disc subsystem and made some structural changes to our disc subsystem, getting to a more highly available disc subsystem that’s also faster. That project was put in place at the beginning of the first quarter and it’s continuing to roll out to the end of this quarter.

We also took the Taleo Business Edition and moved that into the two data centers, both San Jose and New York so that it wasn’t in an office environment it was in the same kind of production facility that we have the rest of Taleo in.
Coupled with that you will see in Taleo 7, if you check the web site, all of the features and functions that we’ve put out in the new release, it is quite amazing.
Coupled with that too, net new products Onboarding and Analytics. These are both large complex products that will be sold as a separate SKU so it doesn’t come with an upgrade customers have to buy it separately. And we feel pretty bullish that those products are going to be well received in the market. And we’ve already got Beta customers for both of the products.
So continuing investing in the areas that we see customers want us to grow in.

Mark Ruddick - Pacific Growth Equity — Analyst
Okay great. Thanks a lot.

Divesh Sisodraker - Taleo Corporation — CFO
Thank you Mark.

Operator
Our next question comes from Brad Reback, CIBC.

Brad Reback - CIBC — Analyst
Hello guys, how are you.

Divesh Sisodraker - Taleo Corporation — CFO
Good Brad.

Brad Reback - CIBC — Analyst
Reading through the K last night there was some mention there of either slip deals or deals that didn’t get billed into January of ‘06. Could you maybe give us an idea of what deferred revenue would have looked like if those transactions had all occurred at the end of 2005?

Divesh Sisodraker - Taleo Corporation — CFO
Yes, so let me give you a little bit of a background there. We’ve been working, as Mike said, pretty diligently in terms of improving our infrastructure in order to increase our billing into sale, our internal operations. One example of that is we’ve been using a lot of Excel sub ledgers and Excel is a non-accounting product that really doesn’t scale our GL backbone and historically has been [inaudible].
So we are in the process of putting in Lawson software as our GL backbone, accounts receivable, accounts payable and a specialized software package called Soft Tracks which is our revenue and accounting software.
As part of that process it was—we had a bit of glitch in terms of putting some bills into the system at the end of December and a retensive result we didn’t get all the billings out that we should have, but we got them out in the first week or so of January.
If we had gotten all of the bills out at the end of the December quarter the increase in deferred revenue would have been on the order of about 1 million to $1.3 million.

Michael Gregoire - Taleo Corporation — President, CEO
The second question Brad about slipped deals, you know the beauty of our business model is you have a whole new definition for slip deals. If we’re in negotiation and it’s December 31st, and we’re dealing with a very difficult procurement department it’s almost scary to hear the dead silence on the end of the phone when you say okay, we’ll pick this up in January because we don’t recognize the revenue, we’re not a perpetual license company where we have to recognize the revenue by 12:00 midnight on December 31st.
We have the ability to hold the line on cost, continue to sell the value, pick up that discussion and spend two or three more days if that’s what it takes to help people understand the value of our company.
So we only had a couple of those deals, they both closed and we’ll report them in the Q1.

Brad Reback - CIBC — Analyst
Great, and all the conversation here around new systems, new head quarters, other investments. Can you give us an idea of what the cash CapEx is going to look like for 2006?

Divesh Sisodraker - Taleo Corporation — CFO
Sure, you bet. So the cash CapEx for a combination of all of the infrastructure projects that we’re putting in in New York and San Jose in terms of our production environment for the new headquarters facilities which is offset by tenants improvements allowances from our landlord, as well as new systems assistance in our remediation efforts. We estimate that the complete cash cost is going to be on the order of $7 to $9 million for the full year.

Brad Reback - CIBC — Analyst
Okay and based on that and the guidance that you’ve laid out is it fair to assume cash will be close to where it is today, at this time next year?

Divesh Sisodraker - Taleo Corporation — CFO
That’s a fair assumption.

Brad Reback - CIBC — Analyst
Okay great, thank you very much.

Divesh Sisodraker - Taleo Corporation — CFO
Brad, thank you.

Operator
Our next question comes from Matthew Weiss, Maxim Group.

Matthew Weiss - Maxim Group — Analyst
Hello guys. I wanted to get a little more color on the international expansion and how that’s progressing specifically if you an cite some traction with Alexander Mann and now that you have Murray and Neil down in AMEA and APAC, what type of traction you’re seeing there? I know that we’ve talked about in two to three years you were sort of targeting 20% of revenues internationally so I was wondering if you could provide a little more insight there, how what’s going?

Michael Gregoire - Taleo Corporation — President, CEO
Sure, we think the target is still real. We think a well run software company at our stage has 20% of its revenue coming from outside the US. We started selling TDE both in Europe and in Asia. And deals have closed in both. We’ll report some more detail in that. We’ll report more detail in that in the first quarter.
But we’re seeing traction in each and every one of those theaters. Q1, when we do the Q1 announcement I think it will be more telling. You know we closed the biggest transaction ever outside the US in Asia in the first quarter and we were very happy with the—we closed a very large transaction in Europe as well.
This company has never closed two large transactions outside the US in the company’s history and we saw large transactions close both in Asia and in Europe in Q1. So I’m bullish about it, I think we’re seeing the kind of traction we’ve attracted the kind of people that know how to sell and deliver this kind of a solution. And Europe and both Asia are suffering from the same talent issues that we’re seeing in the Americas.

Matthew Weiss - Maxim Group — Analyst
Okay, great thanks. And then also I was wondering if you could comment on sort of the vertical plans for targeting the public sector more aggressively in the back half of this year or in to ‘07?

Michael Gregoire - Taleo Corporation — President, CEO
Yes, the public sector is a huge market that is woefully unserved by talent management. We’ve got a number of different initiatives that we’re currently working on and one of them is under a nondisclosure that puts us into that particular space. We do have two government contracts to date and we’re continuing to penetrate into that market.

Matthew Weiss - Maxim Group — Analyst
Okay, great, thanks. Congratulations on the quarter.

Michael Gregoire - Taleo Corporation — President, CEO
Great, thank you Matt.

Operator
And our next question is from Kash Rangan, Merrill Lynch

Michael Gregoire - Taleo Corporation — President, CEO
Hello Kash?

Kash Rangan - Merrill Lynch — Analyst
Good morning guys just a couple of questions. One, it looks like the subscription revenues are coming along very nicely and you’re doing better than you’d forecasted. My question is really on—this particular quarter I’m just trying to reconcile the financials since I don’t have the benefit of sort of the full panel in front of me. Divesh can you just walk me through the non-GAAP operating income of $0.4 million and how you get to $1.3 million non-GAAP net income, of how you finished, finally getting to the $0.05, what happens in between those [margins?]

Divesh Sisodraker - Taleo Corporation — CFO
Sure, you bet. So Kash the full P&L is available on our web site. Ore you can follow along with me, on the Investor Relations section of www.taleo.com. In terms of the reconciling items that we have between non-GAAP and GAAP, you know we—probably the biggest one for the quarter was a write off of the unamortized fees related to our Goldman financing.
Again, in the third quarter we had a large charge related to an embedded derivative around that loan.

Kash Rangan - Merrill Lynch — Analyst
I’m sorry Divesh, maybe I misspoke my question. I was trying to reconcile the difference between the non-GAAP operating income of $0.4 million and the non-GAAP net income of $1.2 million, [the tax in it—]

Divesh Sisodraker - Taleo Corporation — CFO
Yes, so let me start with, let me keep going here because the Goldman financing is between the Operating line and the Net Income line.

Kash Rangan - Merrill Lynch — Analyst
I see.

Divesh Sisodraker - Taleo Corporation — CFO
Right and that was the biggest one. That was about $695,000. In addition there was an additional $31,000 for the quarter related to the final little bit of the early repayment fee. And then the—there was a large charge for the accretion of dividends and issuance cost on preferred stock, really only four days of accretion for the fourth quarter and most of the balance of the charge is a write-off of any remaining financing costs related to our Series C financing.
There’s a table—there are two tables in our press release on www.taleo.com, Kash, both of which, one of which reconciles the GAAP, non-GAAP income and loss from operations and the second which reconciles to net income per share.

Kash Rangan - Merrill Lynch — Analyst
Okay, I’ll definitely look into it. And also Divesh maybe you can give me some color on stock compensation expense. Is that being factored into your ‘06 forecast or not, yet?

Divesh Sisodraker - Taleo Corporation — CFO
Yes, great question Kash, thank you. As you can appreciate, with the amount of work that we’ve done in the first quarter, of putting the restatement-related issues behind us. We’re still working through FAS 123R. We’ve begun the project with some external consultants.
At this point we’ve not finalized consultants. At this point we’ve not finalized our work. We will provide more color around FAS 123R at our Q1 call. However, I will say that the numbers that we are providing would not include the effects of any kind of option expense.

Kash Rangan - Merrill Lynch — Analyst
Great. And one for your Mike, where are you guys in the process of—I guess when we spoke a few months back you were in the process of upgrading the sales force, bringing in new talent etcetera. Where are you in that process of refreshing the sales capacity to be headed in 2006?

Michael Gregoire - Taleo Corporation — President, CEO
I think we’re fully staffed at this particular moment in time. We brought in a senior leader in the Northeast of the United States. We brought in a senior sales executive to run the UK. We are also looking, we just brought in two new people to run the telesales business, one for Europe and one for Asia. And I feel that were fully staffed right now and everyone is trained and I’m expecting to see the kind of sales productivity metrics that you would expect to see in a well run software company.

Kash Rangan - Merrill Lynch — Analyst
Great, that’s useful. And Divesh, the CapEx you talked about 7, to $9 million. Is that a little bit higher than you’re original expectation, where is the incremental money going into, specifically in—when are we likely to see the better revenue production there as a result of the CapEx? That’s it, thanks.

Divesh Sisodraker - Taleo Corporation — CFO
Yes, Kash, I think the answer is yes, we—this is a little bit higher than we had talked about initially and really the change has been driven in a couple of areas. First of all, as we come out of 2005 given our business momentum we’re making higher than expected improvements in our production infrastructure so we’re building additional scale, more scale than we had originally contemplated in both New York and San Jose. But in the longer term this affords us the opportunity to get better pricing on that infrastructure. So rather than building it on a smaller scale and then later building more, given the momentum that we see, we just decided to build it, the whole, up front.
The second area is in respect of our internal infrastructure. What we’ve been contemplating putting in new systems and those have been included in our earlier projections. We’re accelerating the efforts around there as best we can and there is some increased consulting expenses etcetera associated with those.
And finally with the headquarters move there is some cost related to new furniture and some GI build out that is not covered in our tenant inducement. And the issue there is we’re just growing faster in our San Francisco office than we expected too, again, given our business momentum and the transfer of some of the functions from Quebec City to the Bay area.

Kash Rangan - Merrill Lynch — Analyst
Thank you very much.

Operator
The next question comes from Adam Holt from JP Morgan.

Adam Holt - JP Morgan — Analyst
Good morning. First question is on the backlog. You mentioned earlier, the impact of seasonality on the backlog number, but you saw nice stair-step increase in the December quarter from the last couple of quarters. I was hoping you could also talk about some of the other factors that drove that strength, in particular were there any large customer renewals in the quarter, maybe talk about the impact of new business on that number.

Divesh Sisodraker - Taleo Corporation — CFO
Sure, you bet Adam. So again I’ll talk primarily qualitatively. As indicated earlier, if you look at our business activity, our business activity tends to be centered around the second quarter and the fourth quarter of the year. And what that means for renewals is that renewals tend to be concentrated in the second quarter, in the fourth quarter because when we renew a contract it’s usually done for 12 to 36 months at a time. So as we get into the fourth quarter not only do we typically have strong business activity, from new business but we also have strong renewal activity.

Now in terms of the way the backlog works, as you know, both of those influence the increase. And we had a strong performance both on new business activity in the fourth quarter as well as renewal activity in the fourth quarter. And I would just point back to the metric that Mike gave earlier around our historical renewal rates being greater than 90% and our achievement of that metric in the fourth quarter as well. Does that help?

Adam Holt - JP Morgan — Analyst
It does and then just a question about the comments you just made about a couple of large wins outside the U.S. Would that change what we would normally expect to see from a seasonal perspective in the backlog into the first quarter?

Michael Gregoire - Taleo Corporation — President, CEO
No the kind of seasonality that we’re— our business is primarily driven, the business activity is primarily driven out of North America at this point. International markets I’ve said that similar seasonality though, in Asia-Pacific, often Q1 can be stronger particularly if you have strong Japanese operations. So given that again the bulk of our business activities in North America right now, the seasonality that I’ve described is what we’re going to expect for the foreseeable future until international ramps up a little bit more.

Adam Holt - JP Morgan — Analyst
Okay and if could just a couple of questions on the expense side. I know you didn’t give detailed first quarter guidance but if you look at the investments that you’re making for fiscal ‘06 generally how should we think about whether or not the majority of those OpEx expenditures are going to be in the first half versus the second half? And are any of the changes on the funding side, that $1.5 million that you called out, effectively going to be one-time oriented in that they may not repeat into the fiscal ‘07 time period?

Michael Gregoire - Taleo Corporation — President, CEO
Okay you’ve got — so in terms of relative to the earlier guidance and the models that are out there I indicated a couple of areas of the increase in the OpEx. The first being R&D. And when you think about the R&D expenditure it’s going to be basically spread out evenly throughout the year and we’re doing that as I said earlier to build the platform capabilities and continue to capitalize on the momentum we’re seeing by building additional new products.
As far as the G&A expenses are concerned some of that is — some of that is what you might characterize as one time by the dynamic that we’re expecting is that as these one-time Ops start to trail off we’re going to need to increase our G&A a little bit as we continue to scale the business.
So what G&A will likely do is come off a little bit towards the back half of the year and stay flat for a while before it starts to increase.

Adam Holt - JP Morgan — Analyst
Okay just lastly on the product development side are there any particular milestones that we should be thinking about to measure some of the investments from a product to lease perspective or a new function perspective over the next 6 to 12 months?

Michael Gregoire - Taleo Corporation — President, CEO
Sure well there’s two new products that we’re shipping at the end of the quarter. One is Taleo Onboarding and Taleo Analytics. And these are significant investments on our part to get new products that we think are compelling interest he marketplace and that’s a place where I would definitely look.
Coupled with that just new customer acquisitions in general. The Taleo 7 release if you go to the website or if you want, Adam, we can send you a list of all of the features and functions. I have a copy of it in front of me. It’s like an 8-page document in 10-point font of all the things that we’re putting in there to make Taleo a better, easier, stronger system to use and all of these features and functions have been driven by our user groups.

We have three user groups, different levels of influence, and all of this release has been built out by talking to our customers and what they wanted to see in the application.
So I think you take a look at customer retention, customer acquisitions and how well these net new products make out in the market are the base indicators that I’m looking at and I think that would be fair for you to look at them as well.

Divesh Sisodraker - Taleo Corporation — CFO
Adam, one final note there, we are also hosting our annual user conference at Taleo World that’s coming up early next month in May. We will be talking in some detail about our future product road map. At this point we’re being a little bit quiet about it in order to make a bang at World, but of course, I think you’ve been invited and you’re more than welcome to join us there in order to talk about specific product enhancements in the coming year.

Adam Holt - JP Morgan — Analyst
Terrific, thank you very much.

Divesh Sisodraker - Taleo Corporation — CFO
Thank you.

Operator
[OPERATOR INSTRUCTIONS].
Now we’ll take a follow up from Nate Swanson of ThinkEquity.

Nate Swanson - ThinkEquity Partners — Analyst
Oh hey guys I was just wondering if you had any kind of timing expectations as to when we’ll see first quarter results?

Divesh Sisodraker - Taleo Corporation — CFO
Hi, Nate, this is Divesh. You know at this point as I said earlier we’re still closing the books for Q1. Again, given the amount of work that we’ve put into the fourth quarter and the restatement process we are in all honesty a little bit behind but we’re making good progress and currently working through schedules with our external audit firm in terms of the first quarter review. We don’t have a date today but in terms of timing it’s — our results are likely to be announced in May.

Nate Swanson - ThinkEquity Partners — Analyst
Okay great. Thank you.

Divesh Sisodraker - Taleo Corporation — CFO
Thank you.

Operator
And now we’ll take our final question from John Torrey of Montgomery & Company.

John Torrey - Montgomery & Company — Analyst
Good morning.

Michael Gregoire - Taleo Corporation — President, CEO
Good morning, John.

John Torrey - Montgomery & Company — Analyst
A quick question for you, on the renewals that you’re seeing particularly in the enterprise space are you seeing any interesting changes in the duration of the terms of the contract renewals?

Michael Gregoire - Taleo Corporation — President, CEO
We have not — we have not seen that. In 2005 we started trying to target all of our contracts to [standardally] go for a 3-year deal and I would say almost over 90% of them are getting in the 3-year term.

John Torrey - Montgomery & Company — Analyst
Okay and I know historically you’ve described competition really from a geographic perspective in the United States and some vertical competition out of companies like the [Intergroup]. Can you just give us an update on what you’re seeing around a number of the other vendors that participate in talent management?

Michael Gregoire - Taleo Corporation — President, CEO
Yes, it hasn’t really changed. It’s a pretty fragmented market that we see where when it comes to the large scale we don’t really have competition in the — I’d go so far as the Fortune 100. You know we compete but when we get into the competition they start looking for your global scale. They take a look at your — they take a look at your up time. We actively invite our prospects into our data center and let them walk through our SAS 70 Type II audit. We also are the only ones that I’m aware of that have encryption which is becoming a hotter and hotter topic in each and every sales engagement that we talk to. So we consider, in no way we want to be arrogant about it, but we see ourselves distinguishing ourselves from the pack because of the quality of the infrastructure and the quality of the application and our ability to extend that on a global basis.
In the mid market it is more a hand-to-hand combat and in the hand-to-hand combat we are winning more than our fair share of deals but that’s an area where we’ve figured out how to show them how the application works and how it’s easier for them to integrate and move forward. You know the brand is really starting to resonate. When people talk about talent management it’s synonymous with Taleo.

John Torrey - Montgomery & Company — Analyst
Thanks very much.

Michael Gregoire - Taleo Corporation — President, CEO
Thanks, John.

Operator
And at this time we have no further questions.

I’d like to turn the conference back over to Mr. Sisodraker for any closing or final remarks.

Divesh Sisodraker - Taleo Corporation — CFO
Thank you, Amanda. This is just a final thank you to everybody for joining us on today’s call, and a heartfelt thank you for being patient with us as we work through the process. And appreciate your patience with our delay so thanks again.
I look forward to talking to you for our Q1 call.

Operator
That does conclude today’s conference. We thank you for your participation and you may disconnect at this time.